                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                  FORM 8-K/A-1


                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):   September 18, 1997

                              IMCO Recycling Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


         1-7170                                           75-2008280
--------------------------                   -----------------------------------
 (Commission File Number)                     (IRS Employer Identification No.)


5215 North O'Connor Blvd., Suite 940, Irving, Texas           75039
--------------------------------------------------------------------------------
(Address of principal executive office)                     (Zip Code)



      Registrant's telephone number, including area code:  (972) 869-6575

With respect to each contract, agreement or other document referred to herein and filed with the Securities and Exchange Commission as an exhibit to this report, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

Item 5.  Other Events

On September 18, 1997, IMCO Recycling Inc. (the "Company") announced that it had entered into a non-binding letter of intent to acquire in a privately-negotiated transaction (the "Alchem Acquisition") all of the capital stock of Alchem Aluminum, Inc. ("Alchem"), in exchange for cash and 1,208,339 shares of common stock, $0.10 par value per share ("Common Stock") of the Company. The amount of cash to be paid will be determined by deducting from $26,250,000, the aggregate amount of Alchem's obligations for borrowed money outstanding as of the closing date of the acquisition. At September 30, 1997, the amount of Alchem's indebtedness for borrowed money outstanding was $13,416,000.

A total of 150,000 shares of Common Stock will be held in escrow by the Company for three years from the closing date of the acquisition as potential recourse for the Company for breaches of representations and covenants by the Alchem shareholders. The terms of the letter of intent also provide that all shares of Common Stock to be issued in connection with the Alchem Acquisition will be contractually restricted from resale for periods of up to three years. Pursuant to the terms of the definitive acquisition agreement to be entered into among Alchem, Alchem shareholders and the Company, up to 350,000 shares of Common Stock may be transferred after one year from the closing date, up to an additional 350,000 shares may be transferred after two years from the closing date and all remaining shares may be transferred three years after the closing date. In addition, the Company plans to grant "piggyback" registration rights beginning in 1998 and rights to one demand registration commencing after the third anniversary of the closing date to the Alchem shareholders with regard to the shares of Common Stock issued in the Alchem Acquisition. The Company intends to account for the Alchem Acquisition using the purchase method of accounting.

Alchem is a producer of specification aluminum alloys for automotive manufacturers and their suppliers and has been operating its facility located in Coldwater, Michigan since 1972. Alchem and the Company have also been operating under a joint venture agreement entered into in 1995 to construct and operate an aluminum recycling plant adjacent to Alchem's processing facility in Coldwater. This facility began operating in February 1997 and is expected to reach full capacity in October 1997. Alchem's facility has an annual melting capacity of 180 million pounds; the joint venture facility with the Company has an annual capacity of 150 million pounds. For its fiscal year ended October 31, 1996, Alchem had net sales of $112 million. For the six months ended June 30, 1997, Alchem had net sales of $74 million.

The Alchem Acquisition will permit the Company to increase its participation in the automotive industry, broaden its customer base and expand its product range to include specification alloys. The Company estimates that, when the acquisition is completed, approximately 30% of the Company's annual domestic capacity will be supplied to the transportation sector. The acquisition is expected to increase the Company's total 1998 processing capacity to approximately 2.6 billion pounds.

The terms concerning the acquisition contained in the letter of intent are non-binding on the signatories thereto. In addition, the Alchem Acquisition is subject to the conditions contained in the letter of intent and to be contained in the definitive acquisition agreement to be entered into in connection with the acquisition. Although the Company believes that such conditions will be fully satisfied on or before the anticipated closing in November 1997, many of these conditions are beyond the control of the Company, and there can be no assurance of when or whether the closing of the Alchem Acquisition will occur. Closing conditions will include the satisfaction of usual and customary closing conditions, including the absence of any injunction or other legal restraint, the consent of third parties and governmental entities, the accuracy, in all material respects, of the representations and warranties to be made in the purchase agreement and the performance of all pre-closing agreements.

Upon the closing of the Alchem Acquisition, it is expected that William Warshauer, the principal shareholder of Alchem, his family and certain affiliates of Alchem will own approximately 1.2 million shares of Common Stock, or 8.7% of the outstanding shares of Common Stock.

CAUTIONARY STATEMENT FOR PURPOSES OF FORWARD-LOOKING STATEMENTS

Certain information contained in this Current Report on Form 8-K may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and is subject to the "Safe Harbor" provisions of that section. This information includes, without limitation, statements concerning the completion of the pending Alchem Acquisition and the expected effects thereof; future processing capacities of the Company and percentages of capacity supplying the transportation sector; and the terms and conditions of the definitive acquisition agreement expected to be executed to govern the Alchem Acquisition. These statements are based on current expectations and involve a number of risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

When used in this report, the words "anticipate," "estimate," "expect," "may," "project" and similar expressions are intended to be among the statements that identify forward-looking statements. Important factors which could affect the Company's actual results and cause actual results to differ materially from those results which might be projected, forecast or estimated by the Company in such forward-looking statements include, but are not limited to, the following: changes in the terms of the non-binding letter of intent to govern the Alchem Acquisition due to subsequent negotiations of the definitive acquisition agreement, the results of due diligence reviews, additional conditions or developments in the business and prospects concerning Alchem and the Company; and the future mix of business at the Company's various facilities. The foregoing review of factors should not be construed as exhaustive.

Financial Statements and Exhibits Regarding Pending Acquisition of Alchem Aluminum, Inc.

      *(a)     Audited Financial Statements of Business to be Acquired:

               Financial Statements of Alchem Aluminum, Inc.
               o   Report of Independent Public Accountants
               o   Balance Sheets as of October 31, 1996 and 1995
               o Statements of Income and Retained Earnings for the years ended October 31, 1996 and 1995
               o Statements of Cash Flows for the years ended October 31, 1996 and 1995
               o   Notes to Financial Statements


      *(b)     Interim Financial Statements of Business to be Acquired
               (unaudited):

               Interim Financial Statements of Alchem Aluminum, Inc.
               o   Balance Sheet as of June 30, 1997
               o Statement of Income and Retained Earnings for the eight months ended June 30, 1997
               o   Statement of Cash Flows for the eight months ended June 30,
                   1997
               o   Notes to Financial Statements


      *(c)     Pro Forma Financial Information (unaudited):
               o Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1996
               o Pro Forma Condensed Consolidated Statement of Earnings for the six months ended June 30, 1997
               o Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997
               o   Notes to Pro Forma Condensed Consolidated Financial
                   Statements


       (d)     Exhibits:

               ** 10.1 Letter of Intent dated September 15, 1997, by and between IMCO Recycling Inc. and Alchem Aluminum, Inc.

               ** 10.2    Amendment to Letter of Intent dated September 29,
                          1997.

               *  23.1    Consent of Arthur Andersen LLP.

--------------------
*   Filed herewith.
**  Previously filed.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        IMCO RECYCLING INC.
                                        ("Registrant")

                                        By:  /s/ Robert R. Holian
                                           --------------------------------
                                           Robert R. Holian
                                           Vice President and Controller
                                           (Principal Accounting Officer)

Date:    October 9, 1997

                             ALCHEM ALUMINUM, INC.
                            =======================


                              FINANCIAL STATEMENTS

                        AS OF OCTOBER 31, 1996 AND 1995


                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
  of Alchem Aluminum, Inc.:

We have audited the accompanying balance sheets of ALCHEM ALUMINUM, INC. (an Indiana corporation) as of October 31, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchem Aluminum, Inc. as of October 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     ARTHUR ANDERSEN LLP



Toledo, Ohio,
  December 9, 1996.

                             ALCHEM ALUMINUM, INC.

                                 BALANCE SHEETS

                        AS OF OCTOBER 31, 1996 AND 1995



          A  S  S  E  T  S (Note 3)               1 9 9 6          1 9 9 5
          ------------------------              ------------    ------------
 CURRENT ASSETS:
   Cash                                         $    561,432    $    269,744
   Trade accounts receivable, net of
     allowance for doubtful accounts
     of $0 in 1996 and $227,000 in 1995
     (Note 2)                                     14,044,767      13,029,891
   Inventories (Note 2)                           10,280,006       9,210,616
   Prepaid expenses                                  223,191         167,497
                                                ------------    ------------
           Total current assets                   25,109,396      22,677,748
                                                ------------    ------------
 PROPERTY, PLANT AND EQUIPMENT,
   at cost (Note 2):
     Land and improvements                           809,474         809,474
     Buildings and improvements                    3,962,877       3,841,433
     Machinery and equipment                       9,761,667       8,735,809
                                                ------------    ------------
                                                  14,534,018      13,386,716
     Less- Accumulated depreciation               (6,503,585)     (5,313,690)
                                                ------------    ------------
           Net property, plant
             and equipment                         8,030,433       8,073,026
                                                ------------    ------------
 OTHER ASSETS:
   Investment in joint venture
     (Notes 2 and 6)                                 250,000              --
   Deferred financing costs (Note 2)                 164,394         184,306
   Federal income tax deposit (Note 2)               371,548         108,118
   Other                                             460,381         433,736
                                                ------------    ------------
           Total other assets                      1,246,323         726,160
                                                ------------    ------------

                                                $ 34,386,152    $ 31,476,934
                                                ============    ============


       LIABILITIES AND STOCKHOLDERS' EQUITY        1 9 9 6         1 9 9 5
       ------------------------------------     ------------    ------------
 CURRENT LIABILITIES:
   Short-term notes payable (Note 3)            $         --    $  3,208,629
   Current portion of long-term debt (Note 3)      1,016,000         984,000
   Accounts payable (Note 2)                      12,333,502      11,947,790
   Accrued liabilities                               851,321         908,456
   Dividends payable (Note 2)                      2,071,000       2,106,000
                                                ------------    ------------
           Total current liabilities              16,271,823      19,154,875
                                                ------------    ------------

 LONG-TERM DEBT (Note 3)                           7,068,966       4,099,396
                                                ------------    ------------

 COMMITMENTS AND CONTINGENCIES
   (Notes 4, 6 and 7)

 STOCKHOLDERS' EQUITY (Note 3):
   Common stock, no par value, 1,000
     shares authorized, 100 shares
     issued and outstanding                            5,000           5,000
   Additional paid-in capital                        375,953         375,953
   Retained earnings                              10,664,410       7,841,710
                                                ------------    ------------
           Total stockholders' equity             11,045,363       8,222,663
                                                ------------    ------------

                                                $ 34,386,152    $ 31,476,934
                                                ============    ============



      The accompanying notes are an integral part of these balance sheets.

                             ALCHEM ALUMINUM, INC.


                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                 FOR THE YEARS ENDED OCTOBER 31, 1996 AND 1995



                                                          1 9 9 6            1 9 9 5
                                                       --------------    --------------
NET SALES (Note 2)                                     $  111,938,171    $  120,059,970

COST OF SALES                                             101,965,246       110,429,959
                                                       --------------    --------------
  Gross profit                                              9,972,925         9,630,011

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                3,495,269         2,993,610
                                                       --------------    --------------
  Operating income                                          6,477,656         6,636,401
                                                       --------------    --------------

OTHER INCOME (EXPENSE):
  Cost of borrowed funds (Note 3)                            (660,241)         (705,756)
  Interest income                                              19,769             8,182
  Other                                                      (241,684)         (112,306)
                                                       --------------    --------------
          Total other income (expense)                       (882,156)         (809,880)
                                                       --------------    --------------

NET INCOME                                                  5,595,500         5,826,521

RETAINED EARNINGS, beginning of year                        7,841,710         5,587,699

  Distributions paid/payable
    to stockholders (Note 2)                               (2,772,800)       (3,572,510)
                                                       --------------    --------------

RETAINED EARNINGS, end of year                         $   10,664,410    $    7,841,710
                                                       ==============    ==============


       The accompanying notes are an integral part of these statements.

                             ALCHEM ALUMINUM, INC.


                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED OCTOBER 31, 1996 AND 1995

INCREASE (DECREASE) IN CASH DUE TO:
                                                                 1 9 9 6         1 9 9 5
                                                              ------------    ------------
OPERATING ACTIVITIES:
  Net income                                                  $  5,595,500    $  5,826,521
  Reconciliation of net income to net cash
    provided by operating activities -
      Noncash items-
        Depreciation and amortization                            1,298,112       1,169,927
        Provision for doubtful accounts                            213,000           5,622
        (Gain) loss on disposal of property,
           plant and equipment                                     (22,654)         94,131
      Changes in certain working capital components-
        Accounts receivable                                     (1,227,876)       (786,917)
        Inventories                                             (1,069,390)       (819,389)
        Prepaid expenses                                           (55,694)        (35,168)
        Accounts payable                                           385,712        (581,047)
        Accrued liabilities                                        (57,135)        198,329
      Federal income tax deposit paid                             (263,430)        (40,553)
      Change in other assets                                       (48,645)       (159,269)
                                                              ------------    ------------
          Cash provided by operating activities                  4,747,500       4,872,187
                                                              ------------    ------------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                    (1,230,523)     (1,990,282)
  Proceeds from sale of property, plant and equipment               39,570          28,611
  Investment in joint venture (Note 6)                            (250,000)             --
                                                              ------------    ------------
          Cash used in investing activities                     (1,440,953)     (1,961,671)
                                                              ------------    ------------
FINANCING ACTIVITIES:
  Net additions to long-term credit facility                     3,925,000              --
  Proceeds from issuance of long-term debt                       1,877,053              --
  Repayment of long-term debt                                   (2,800,483)     (1,003,880)
  Distributions paid to stockholders (Note 2)                   (2,807,800)     (1,466,510)
  Net repayment of short-term notes payable                     (3,208,629)       (372,292)
                                                              ------------    ------------
          Cash used in financing activities                     (3,014,859)     (2,842,682)
                                                              ------------    ------------
INCREASE IN CASH                                                   291,688          67,834

CASH - beginning of period                                         269,744         201,910
                                                              ------------    ------------

CASH - end of period                                          $    561,432    $    269,744
                                                              ============    ============



       The accompanying notes are an integral part of these statements.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS


(1)  THE COMPANY

          The principal business of Alchem Aluminum, Inc. (the Company) is the processing of aluminum scrap into specification aluminum alloys. The Company converts the scrap into molten metal in furnaces at a Company-owned and operated facility which it then delivers to customers in molten form or ingots. A small percentage of the Company's processing capacity is utilized to recycle customer-owned materials and to charge a fee for this service (a service called "tolling"). The balance of the Company's business involves the purchase of scrap for processing and recycling by the Company for subsequent resale ("buy/sell" business).

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

          Inventories

              The Company's policy is to value inventories at the lower
                of cost or market using the last-in, first-out (LIFO) method. Inventories, which include material, labor and manufacturing overhead costs, consist of the following as of October 31:


                                                  1 9 9 6         1 9 9 5
                                               ------------    ------------
                    Raw materials              $  9,019,934    $  6,763,865
                    Finished goods                3,725,984       6,664,098
                                               ------------    ------------
                                                 12,745,918      13,427,963
                    Less- LIFO reserve           (2,465,912)     (4,217,347)
                                               ------------    ------------
                                               $ 10,280,006    $  9,210,616
                                               ============    ============

          Depreciation

              Property, plant and equipment are carried at cost.  Maintenance, repairs and minor replacements are expensed as incurred. When property, plant or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Any gain or loss on disposition is credited or charged to income.

              Property, plant and equipment are depreciated over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax reporting purposes.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


              Assigned useful lives for financial reporting purposes are as follows:

                       Land improvements                   10-20 years
                       Buildings and improvements          15-40 years
                       Machinery and equipment              3-10 years

              For the years ended October 31, 1996 and 1995, depreciation expense was $1,256,202 and $1,098,857, respectively.

          Investment in Joint Venture

              The investment in joint venture is accounted for using the equity method, under which the Company's share of earnings is reflected in income as earned and dividends are credited against the investment in joint venture when received.

          Deferred Financing Costs

              Deferred financing costs relating to long-term debt issuances are amortized over the repayment period of the related debt.

          Income Taxes

              The Company has elected to be taxed as an S corporation under the applicable sections of the Internal Revenue Code. Accordingly, no provisions for Federal or state income taxes have been provided as the Company's stockholders are personally liable for income taxes on their respective share of taxable income.

              Due to its selection of a year-end other than the calendar year, the Company paid a deposit to the Internal Revenue Service. The deposit is adjusted annually based upon the Company's income for income tax reporting purposes and is reported as a component of other assets in the accompanying balance sheets.

          Accounts Payable

              As of October 31, 1996 and 1995, approximately $279,000 and
                 $950,000, respectively, of outstanding checks in excess of the Company's disbursement account balance are included in accounts payable in the accompanying balance sheets.

          Dividend Policy

              It is the Company's policy to declare dividends in order to provide funds to stockholders for the payment of income taxes as discussed above. In accordance with this policy, the Company declared dividends of $2,071,000 and $2,106,000 as of October 31, 1996 and 1995, respectively, which will not be paid until after year-end. These amounts are reflected as dividends payable on the accompanying balance sheets.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


          Concentration and Credit Risk

              A majority of the Company's sales and trade accounts receivable are attributable to companies in the United States automotive industry. For the years ended October 31, 1996 and 1995, sales to four customers represented 45% and 52% of total sales, respectively. As of October 31, 1996 and 1995, 46% and 41%, respectively, of the trade accounts receivable are from these four customers. Credit is extended based on evaluation of the customers' financial condition and, generally, collateral is not required. Credit losses are within management's expectations and historically have been low.

          Derivatives

              The Company sometimes uses forward contracts to hedge the effect of price changes on aluminum for which it has future fixed price sales commitments. Gains or losses on these contracts are recognized when the related hedged transaction occurs.

          Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

          Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments.

                 Cash and short-term financial instruments

                    The carrying amount approximates fair value due to the
                      short maturity of these instruments.

                 Long-term debt

                    The fair value has been estimated using the expected future cash flows discounted at market interest rates. The carrying amount approximates fair value.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


          Statements of Cash Flows

              Supplemental disclosure of cash flow information is as follows:

                                                         1 9 9 6     1 9 9 5
                                                        ---------   ---------
                    Cash paid for -

                      Cost of borrowed funds            $ 652,000   $ 708,000
                      Michigan Single Business Tax      $ 113,000   $ 117,000

(3)  FINANCING ARRANGEMENTS

          Short-term notes payable included in the accompanying balance sheets are borrowings against bank line of credit arrangements under which the Company may borrow up to $10,000,000 at the bank's prime interest rate (8.75% as of October 31, 1995). The outstanding notes under the line of credit arrangements are due on demand and are collateralized by trade accounts receivable, inventories and certain property, plant and equipment. These notes were repaid and the line of credit arrangements was terminated by the Company in September 1996.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


          As of October 31, long-term debt consists of the following:

                                                                                             1 9 9 6              1 9 9 5
                                                                                           -----------           ---------
            Revolving credit notes payable to bank, due in June 1999
              (maturity date extendable by the bank in one-year increments on each anniversary date), maximum commitment of $15,000,000, rate of interest is variable (from 7.1% to 7.4% as of October
              31, 1996), collateralized by all the Company's assets.                        $3,925,000           $        -

            Note payable to bank, due in July 2003, payable in quarterly installments of $55,357 plus interest at a variable rate (7.3%
              as of October 31, 1996), collateralized by all the Company's
              assets.                                                                        1,550,000                    -

            Note payable to bank, payable in quarterly installments of
              $7,500 through April 2003 with the remainder payable in July
              2003, plus interest at a variable rate (7.3% as of October 31,
              1996), collateralized by all the Company's assets.                               300,000                    -

            Note payable to bank, due in July 2003, maximum amount not to exceed the lesser of $4,000,000 or the Company's investment in joint venture (see Note 6), draws to occur in 1997, payable in quarterly installments plus interest at a variable rate,
              collateralized by all the Company's assets.                                            -                    -

            Note payable to bank, due in July 2003, maximum amount not to exceed $2,100,000, draws to occur in 1997, payable in
              quarterly installments plus interest at a variable rate,
              collateralized by all the Company's assets.                                            -                    -

            Mortgage note payable under an Economic Development Corporation
              Bond issuance, due in September 2005, payable in quarterly installments of $87,500 through 1997 and $18,750 from
              1998-2005, plus interest at a variable rate (3.7% as of
              October 31, 1996).                                                               950,000            1,300,000

                          ALCHEM ALUMINUM, INC.


                      NOTES TO FINANCIAL STATEMENTS
                               (Continued)


                                                                                            1 9 9 6               1 9 9 5
                                                                                          -----------            ---------
            Mortgage note payable under an Economic Development Corporation
              Bond issuance, due in June 2007, payable in annual
              installments of $290,000 from 1994-1999, $35,000 from
              2000-2003, and $30,000 from 2004 to 2007, plus interest at a
              variable rate (3.7% as of October 31, 1996)                                 $ 1,130,000            $1,420,000

            Mortgage note payable under a Michigan Job Development Authority
              Pollution Control Bond issuance, due in May 2000, payable in
              monthly installments of $5,619 including interest at 7.45%                      208,336               257,101

            Note payable under a municipal Small City
              Loan issuance, paid in September 1996                                                 -                34,328

            Note payable to bank, paid in September 1996                                            -             1,750,000

            Mortgage note with bank, paid in September 1996                                         -               318,622

            Other                                                                              21,630                 3,345
                                                                                          -----------            ----------
                                                                                            8,084,966             5,083,396
              Less- current portion                                                        (1,016,000)             (984,000)
                                                                                          -----------            ----------
                                                                                          $ 7,068,966            $4,099,396
                                                                                          ===========            ==========

          In September 1996, the Company entered into a new loan agreement, the result of which is the revolving credit notes payable to bank and the four notes payable to bank due in July 2003, described above. This agreement calls for variable interest rates indexed, according to formulas defined in the agreement, to the London Interbank Offered Rate (LIBOR), the bank's prime rate or the federal funds rate. The Company is charged a commitment fee on the unused portion of the revolving credit notes. This fee is calculated using a variable rate as defined in the agreement. The proceeds of this new agreement were used to retire the Company's short-term line of credit facility as well as the note payable to bank and mortgage note with bank. No material gain or loss was recognized on this transaction.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


          Certain debt covenants provide for, among other things, minimum tangible net worth, liabilities to net worth ratio, working capital and cash flow coverage ratio. In addition, among other things, the Company is restricted from liquidation, merger, sale of a substantial portion of its assets, entering into certain transactions with its officers, directors or stockholders, and investing in any other business, except as approved by the bank.

          The mortgage notes payable under Economic Development Corporation
             Bonds are collateralized by all the Company's assets. Principal and interest payments due to the holders of the Economic Development bonds are assured by bank issued letters of credit through September 2005 and 2007. The Company pays a letter of credit fee of 1.125% which is included in its cost of borrowed funds.

          Scheduled maturities of long-term debt are as follows:

                            1997                    $1,016,000
                            1998                       682,000
                            1999                     4,607,000
                            2000                       400,000
                            2001                       361,000
                         Thereafter                  1,018,966
                                                    ----------
                                                    $8,084,966
                                                    ==========

(4)  LEASE COMMITMENTS

          The Company has operating leases for certain machinery and equipment used in its operations, with certain leases containing renewal options. The terms of these leases range between 2 and 6 years. Total rent expense was $577,000 in 1996 and $438,000 in 1995.

          Future minimum lease payments under noncancellable operating leases are as follows:

                            1997                   $277,000
                            1998                     58,000
                            1999                     19,000
                            2000                      5,000
                            2001                       -
                                                   --------
                                                   $359,000
                                                   ========

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


(5)  EMPLOYEE BENEFIT PLAN

          The Company has a defined contribution plan which allows for employee contributions of up to 15% of compensation. The Company may make matching contributions equal to a discretionary percentage (50% in 1996 and 1995) of up to 6% of compensation contributed by employees. The Company may also make an additional year-end matching contribution equal to a discretionary percentage (0% in 1996 and 1995) of up to the first 6% of compensation contributed by employees. The Company expensed approximately $64,000 and $58,000 for contributions in 1996 and 1995, respectively.

(6)  JOINT VENTURE

          In October 1995, the Company entered into an agreement with IMCO
             Recycling, Inc. (IMCO) to form a joint venture that will build a new aluminum recycling plant. The plant is expected to begin production in early 1997 and have an annual rated capacity of 150 million pounds. The facility is expected to cost approximately $16 million. Under this agreement, IMCO will own 75 percent of the joint venture and Alchem will own 25 percent. Alchem's share of the joint venture's earnings will be calculated using a formula as defined in the agreement. No equity in net income of joint venture was recorded in 1996, as the joint venture had not started operations prior to October 31, 1996. Alchem has agreed to supply the joint venture with approximately half its scrap requirements under tolling arrangements whereby the Company will pay toll charges on the converted material at prices calculated as defined in the agreement.

          During fiscal 1996, Alchem made a $250,000 cash investment in the joint venture. Additional investments are expected in fiscal 1997 as the construction of the plant continues.

(7)  FINANCIAL INSTRUMENTS

          The Company sometimes enters into forward contracts to hedge the effect of aluminum price changes on future fixed price sales commitments. As of October 31, 1996, the Company had outstanding forward contracts to purchase 400 metric tons of aluminum at prices per metric ton ranging from $1,387 to $1,882. These contracts mature at various times throughout 1997, corresponding to deliveries under fixed price sales commitments. The deferred loss on these contracts was $17,000 at October 31, 1996. As of October 31, 1995, the Company had outstanding forward contracts to purchase 840 metric tons of aluminum at prices per metric ton ranging from $1,755 to $1,882. These contracts matured at various times through 1996, corresponding to deliveries under fixed price sales commitments. The deferred loss on these contracts was $145,000 at October 31, 1995.

                             ALCHEM ALUMINUM, INC.

                                 BALANCE SHEET

                              AS OF JUNE 30, 1997
                                 (Unaudited)

          A  S  S  E  T  S
          ----------------
 CURRENT ASSETS:
   Cash                                      $  1,032,506
   Trade accounts receivable                   16,603,161
   Inventories (Note 2)                        13,647,934
   Prepaid expenses                               321,311
                                             ------------
           Total current assets                31,604,912
                                             ------------
 PROPERTY, PLANT AND EQUIPMENT, at cost:
   Land and improvements                          905,444
   Buildings and improvements                   4,818,451
   Machinery and equipment                     10,804,825
                                             ------------
                                               16,528,720
     Less- Accumulated depreciation            (7,414,247)
                                             ------------
           Net property, plant
             and equipment                      9,114,473
                                             ------------
 OTHER ASSETS:
   Investment in joint venture                  3,854,875
   Deferred financing costs                       157,946
   Federal income tax deposit                     388,409
   Other                                          473,147
                                             ------------
           Total other assets                   4,874,377
                                             ------------

                                             $ 45,593,762
                                             ============
      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------
    CURRENT LIABILITIES:
      Current portion of long-term debt      $    955,137
      Accounts payable                         19,431,278
      Accrued liabilities                         746,060
                                             ------------
              Total current liabilities        21,132,475
                                             ------------


    LONG-TERM DEBT                             11,986,897
                                             ------------


    COMMITMENTS AND CONTINGENCIES (Note 4)


    STOCKHOLDERS' EQUITY:
      Common stock, no par value, 15,000
        shares authorized, 10,000 shares
        issued and outstanding (Note 5)            10,000
      Additional paid-in capital                  370,953
      Retained earnings                        12,093,437
                                             ------------
              Total stockholders' equity       12,474,390
                                             ------------

                                             $ 45,593,762
                                             ============



       The accompanying notes are an integral part of this balance sheet.

                             ALCHEM ALUMINUM, INC.


                   STATEMENT OF INCOME AND RETAINED EARNINGS

                    FOR THE EIGHT MONTHS ENDED JUNE 30, 1997
                                 (Unaudited)

NET SALES                                      $ 90,626,257

COST OF SALES                                    85,203,491
                                               ------------
  Gross profit                                    5,422,766

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES      2,707,054
                                               ------------
  Operating income                                2,715,712
                                               ------------

OTHER INCOME (EXPENSE):
  Cost of borrowed funds                           (470,942)
  Interest income                                     3,700
  Other                                            (140,833)
                                               ------------
          Total other income (expense)             (608,075)
                                               ------------

NET INCOME                                        2,107,637

RETAINED EARNINGS, beginning of year             10,664,410

  Distributions paid
    to stockholders                                (678,610)
                                               ------------

RETAINED EARNINGS, end of year                 $ 12,093,437
                                               ============




         The accompanying notes are an integral part of this statement.

                             ALCHEM ALUMINUM, INC.


                            STATEMENT OF CASH FLOWS

                    FOR THE EIGHT MONTHS ENDED JUNE 30, 1997
                                 (Unaudited)

INCREASE (DECREASE) IN CASH DUE TO:
OPERATING ACTIVITIES:
  Net income                                            $  2,107,637
  Reconciliation of net income to net cash
    provided by operating activities-
      Noncash items-
        Depreciation and amortization                        926,396
        Provision for doubtful accounts                       93,000
        Loss on disposal of property,
           plant and equipment                                 4,188
      Changes in certain working capital components-
        Accounts receivable                               (2,651,394)
        Inventories                                       (3,367,928)
        Prepaid expenses                                     (98,120)
        Accounts payable                                   7,097,776
        Accrued liabilities                                 (105,261)
      Federal income tax deposit paid                        (16,861)
      Change in other assets                                 (22,052)
                                                        ------------
          Cash provided by operating activities            3,967,381
                                                        ------------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment              (2,002,740)
  Proceeds from sale of property, plant and equipment          3,850
  Investment in joint venture                             (3,604,875)
                                                        ------------
          Cash used in investing activities               (5,603,765)
                                                        ------------
FINANCING ACTIVITIES:
  Net additions to long-term credit facility               2,075,000
  Proceeds from issuance of long-term debt                 3,300,000
  Repayments of long-term debt                              (517,932)
  Distributions paid to stockholders                      (2,749,610)
                                                        ------------
          Cash provided by financing activities            2,107,458
                                                        ------------
INCREASE IN CASH                                             471,074

CASH - beginning of period                                   561,432
                                                        ------------

CASH - end of period                                    $  1,032,506
                                                        ============



         The accompanying notes are an integral part of this statement.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                                 (Unaudited)


(1)      FINANCIAL STATEMENTS

           The financial statements included in this Report are condensed and unaudited, pursuant to certain rules and regulations of the Securities and Exchange Commission, but include, in the opinion of Alchem Aluminum, Inc. (the "Company"), adjustments necessary for a fair statement of the results for the period indicated, which, however, are not necessarily indicative of results which may be expected for the full year.

           In connection with the condensed financial statements and notes included in this Report, reference is made to the Company's audited financial statements as of October 31, 1996 and 1995, and for the years then ended, and notes thereto contained elsewhere in this Report.

(2)      INVENTORIES

           Inventories consist of the following as of June 30, 1997:

               Raw materials                          $14,206,706
               Finished goods                           4,360,684
                                                      -----------
                                                       18,567,390
               Less- LIFO reserve                      (4,919,456)
                                                      -----------
                                                      $13,647,934
                                                      ===========

(3)      STATEMENT OF CASH FLOWS

           Supplemental disclosure of cash flow information for the eight months ended June 30, 1997, is as follows:

                   Cash paid for -
                      Cost of borrowed funds         $406,000
                      Michigan Single Business Tax   $157,000


(4)      FINANCIAL INSTRUMENTS

           The Company sometimes enters into forward contracts to hedge the effect of aluminum price changes on future fixed price sales commitments. As of June 30, 1997, the Company had outstanding forward contracts to purchase 150 metric tons of aluminum at a price per metric ton of $1,387. These contracts mature at various times throughout 1997, corresponding to deliveries under fixed price sales commitments. The deferred gain on these contracts was $31,500 at June 30, 1997.

                             ALCHEM ALUMINUM, INC.


                         NOTES TO FINANCIAL STATEMENTS
                            (Unaudited-Continued)


(5)      COMMON STOCK

           On January 31, 1997, the Company increased the number of common shares authorized for issuance from 1,000 to 15,000 shares. At the same time, the Company authorized the exchange of its 100 outstanding shares of voting, no par common stock for 100 shares of voting, Series A, no par common stock and 9,900 shares of nonvoting, Series B, no par common stock.

(6)      SUBSEQUENT EVENT

           In September 1997, the Company entered into a nonbinding letter of intent with IMCO Recycling, Inc. ("IMCO") to sell all of its outstanding capital stock in exchange for cash, liabilities to be assumed by IMCO and IMCO common stock. The sale is expected to be consummated in late October or early November 1997.

PRO FORMA FINANCIAL INFORMATION

On September 18, 1997, IMCO Recycling Inc. (the "Company") announced that it had entered into a non-binding letter of intent to acquire, in a privately-negotiated transaction, all of the capital stock of Alchem, in exchange for cash and 1,208,339 shares of Common Stock, $0.10 par value per share, of the Company. The amount of cash to be paid will be determined by deducting from $26,250,000, the aggregate amount of Alchem's obligations for borrowed money outstanding as of the closing date of the acquisition. At September 30, 1997, the amount of Alchem's indebtedness for borrowed money outstanding was $13,416,000.

Alchem is a producer of specification aluminum alloys for automotive manufacturers and their suppliers and has been operating its facility located in Coldwater, Michigan since 1972. Alchem and the Company have also been operating under a joint venture agreement entered into in 1995 to construct and operate an aluminum recycling plant adjacent to Alchem's processing facility in Coldwater. This facility began operating in February 1997 and is expected to reach full capacity in October 1997. Assuming that the Alchem Acquisition is completed, the Company intends to continue operating the business and assets of Alchem in a similar manner as they were operated prior to the acquisition.

The accompanying unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by recording pro forma adjustments to the historical consolidated financial statements of the Company. The Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 has been prepared as if the Alchem Acquisition was consummated on June 30, 1997. The Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and for the six months ended June 30, 1997 have been prepared as if the January 1997 acquisitions of IMSAMET, Inc. ("IMSAMET") and Rock Creek Aluminum, Inc. ("Rock Creek"), and the Alchem Acquisition, had been consummated on January 1, 1996.

The Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1996 has been derived from (i) the historical audited consolidated financial statements of the Company for the year ended December 31, 1996, (ii) the historical audited consolidated financial statements of IMSAMET for the year ended December 31, 1996, (iii) the historical unaudited financial statements of Rock Creek for the year ended December 31, 1996 and (iv) the audited financial statements of Alchem for its fiscal year ended October 31, 1996.

The Pro Forma Condensed Consolidated Statement of Earnings for the six months ended June 30, 1997 and the Pro Forma Condensed Consolidated Balance Sheet at June 30, 1997 have been derived from (i) the historical unaudited consolidated financial statements of the Company as of and for the six-month period ended June 30, 1997, and (ii) the historical unaudited financial statements of Alchem as of and for the eight-month period ended June 30, 1997.

The Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the financial position or results of operations that would have occurred had the transactions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the Pro Forma Condensed

Consolidated Statements of Earnings due to normal fluctuations in operating levels, changes in prices, future transactions and other factors.

The historical and pending acquisitions have been accounted for by the purchase method. Accordingly, the assets and liabilities of IMSAMET, Rock Creek and Alchem have been adjusted to their estimated fair values, as determined by the management of the Company, to reflect the allocation of the costs of the acquisitions by the Company.

                             IMCO RECYCLING INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    PRO FORMA FOR IMSAMET AND ROCK CREEK ACQUISITIONS
                                                 --------------------------------------------------------
                                                       IMSAMET                ROCK CREEK
                                                 ----------------------  ----------------------
                                       COMPANY               PRO FORMA               PRO FORMA     PRO
                                      HISTORICAL HISTORICAL ADJUSTMENTS  HISTORICAL ADJUSTMENTS   FORMA
                                      ---------- ---------- -----------  ---------- -----------  --------
Revenues                              $ 210,871  $  37,399               $  54,072  $(3,867)B1   $298,475
Cost of sales                           185,333     31,116  $(1,272)A1      49,501   (3,867)B1    261,011
                                                                200 A2

                                      ---------  ---------  -------      ---------  -------      --------
Gross profit                             25,538      6,283    1,072          4,571       --        37,464
Selling, general and
 administrative expense                  11,774      2,336     (902)A3       2,846      145 B2     16,823
                                                                624 A4
Interest expense                          3,421      1,533    3,508 A5         606                  9,068
Interest income                            (623)        --                      --                   (623)
Equity in earnings of affiliates            114       (150)                     --                    (36)
                                      ---------  ---------  -------      ---------  -------      --------
Earnings before provision
 for income taxes and
 minority interests                      10,852      2,564   (2,158)         1,119     (145)       12,232
Provision for income taxes                4,132        745     (430)A6          26      359 B3      4,832
                                      ---------  ---------  -------      ---------  -------      --------
Earnings before minority interests        6,720      1,819   (1,728)         1,093     (504)        7,400
Minority interests, net of
 provision for income taxes                  --       (316)      (3)A7          --       --          (319)
                                      ---------  ---------  -------      ---------  -------      --------
Net earnings                          $   6,720  $   1,503  $(1,731)     $   1,093  $  (504)     $  7,081
                                      ---------  ---------  -------      ---------  -------      --------
Net earnings per common share         $    0.55                                                  $   0.55
                                      =========                                                  ========
Weighted average common and common
 equivalent shares outstanding           12,309                                         618 B4     12,927
                                      =========                                     =======      ========



                                              PRO FORMA FOR THE ALCHEM ACQUISITION
                                              ------------------------------------
                                              HISTORICAL
                                              YEAR ENDED
                                              OCTOBER 31,   PRO FORMA       PRO
                                                1996       ADJUSTMENTS     FORMA
                                              ----------  ------------   --------
Revenues                                      $  111,938  $  (1,477)C3   $408,936
Cost of sales                                    101,965     (1,477)C3    363,550
                                                                300 C4
                                                              1,751 C1
                                              ----------  ---------      --------
Gross profit                                       9,973     (2,051)       45,386
Selling, general and
 administrative expense                            3,737        289 C5     20,849

Interest expense                                     660      1,256 C6     10,984
Interest income                                      (20)                    (643)
Equity in earnings of affiliates                      --                      (36)
                                              ----------  ---------      --------
Earnings before provision
 for income taxes and
 minority interests                                5,596     (3,596)       14,232
Provision for income taxes                            --        790 C7      5,622
                                              ----------  ---------      --------
Earnings before minority interests                 5,596     (4,386)        8,610
Minority interests, net of
 provision for income taxes                           --                     (319)
                                              ----------  ---------      --------
Net earnings                                  $    5,596  $  (4,386)     $  8,291
                                              ==========  ==========     ========
Net earnings per common share                                            $   0.59
                                                                         ========
Weighted average common and common
 equivalent shares outstanding                                1,208 C10    14,135
                                                          =========      ========



      See Notes to Pro Forma Condensed Consolidated Financial Statements.

                              IMCO RECYCLING INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          PRO FORMA FOR THE ALCHEM ACQUISITION
                                                 ----------------------------------------------------------------------------------
                                                                                           OTHER PRO FORMA ADJUSTMENTS
                                                 HISTORICAL    PRO FORMA       PRO FORMA   ---------------------------    PRO FORMA
                                                   EIGHT       ADJUSTMENT        EIGHT      ELIMINATE                       SIX
                                                   MONTHS      TO CONFORM        MONTHS     TWO MONTHS                     MONTHS
                                                   ENDED       INVENTORY         ENDED        ENDED                        ENDED
                                       COMPANY    JUNE 30,     ACCOUNTING       JUNE 30,    DECEMBER 31,                  JUNE 30,
                                      HISTORICAL    1997       METHODS (C1)       1997       1996 (C2)       OTHER          1997
                                      ---------- ----------    ------------    ---------   -------------   -----------    ---------
Revenues                               $159,127    $90,626                      $90,626      $(16,263)     $(1,683) C3    $231,807
Cost of sales                           136,850     85,203      $(2,453)         82,750       (14,932)      (1,683) C3     203,135
                                                                                                               150  C4
                                       --------    -------      -------         -------      ---------     -------        --------
Gross profit                             22,277      5,423        2,453           7,876         (1,331)       (150)         28,672
Selling, general and administrative
   expense                                8,799      2,848                        2,848           (598)        146  C5      11,195
Interest expense                          3,659        471                          471            (81)        621  C6       4,670
Interest income                            (179)        (4)                          (4)            --                        (183)
Equity in earnings of affiliates            (90)        --                           --             --                         (90)
                                       --------    -------      -------         -------      ---------     -------        --------
Earnings before provision for income
   taxes and minority interests          10,088      2,108        2,453           4,561           (652)       (917)         13,080
Provision for income taxes                4,033         --           --              --                      1,199  C7       5,232
                                       --------    -------      -------         -------      ---------     -------        --------
Earnings before minority interests        6,055      2,108        2,453           4,561           (652)     (2,116)          7,848
Minority interests, net of provision
   for income taxes                        (208)        --           --              --                                       (208)
                                       --------    -------      -------         -------      ---------     -------        --------
Net earnings                           $  5,847    $ 2,108      $ 2,453         $ 4,561      $    (652)    $(2,116)       $  7,640
                                       ========    =======      =======         =======      =========     =======        ========

Net earnings per common share          $   0.46                                                                           $   0.55
                                       ========                                                                           ========
Weighted average common and common
   equivalent shares outstanding         12,732                                                              1,208  C10     13,940
                                       ========                                                            =======        ========


      See Notes to Pro Forma Condensed Consolidated Financial Statements.

                             IMCO RECYCLING, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                 JUNE 30, 1997
                                (IN THOUSANDS)



                                                                   PRO FORMA FOR THE ALCHEM ACQUISITION
                                                               ------------------------------------------
                                                    COMPANY                    PRO FORMA           PRO
                                                   HISTORICAL   HISTORICAL    ADJUSTMENTS         FORMA
                                                   ----------  -----------  -------------       ---------
ASSETS
Current assets
     Cash and cash equivalents                     $   2,781   $   1,033    $  26,250 C8        $   3,814
                                                                              (12,942)C11
                                                                              (13,308)C10
     Accounts receivable                              46,927      16,603         (348)C12          63,182
     Inventories                                      16,596      13,648        4,919 C14          35,163
     Deferred income taxes                             1,567           -                            1,567
     Other current assets                              2,128         321                            2,449
                                                   ---------   ---------    ---------           ---------
     Total current assets                             69,999      31,605        4,571             106,175
Property and equipment, net                          120,022       9,114        3,000 C14         132,136
Intangible assets, net                                57,288         158        2,000 C13          69,611
                                                                               10,165 C14
Investments in affiliates                             14,704       3,855       30,558 C10          14,759
                                                                              (30,558)C14
                                                                               (3,800)C15
Other assets, net                                      5,408         862                            6,270
                                                   ---------   ---------    ---------           ---------
                                                   $ 267,421   $  45,594    $  15,936           $ 328,951
                                                   =========   =========    =========           =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable                              $  21,860   $  19,432    $    (348)C12       $  40,944
     Accrued liabilities                               5,157         746          500 C13           6,403
     Current maturities of long-term debt              7,614         955         (955)C11             273
                                                                               (7,341)C9
                                                   ---------   ---------    ---------           ---------
     Total current liabilities                        34,631      21,133       (8,144)             47,620
Long-term debt                                       115,391      11,987       26,250 C8          148,982
                                                                                7,341 C9
                                                                              (11,987)C11
Other long-term liabilities                            6,838           -                           6,838
Deferred income taxes                                  6,214           -       1,500 C13           7,714
Minority interests                                     5,459           -      (3,800)C15           1,659

Stockholders' equity                                  98,888      12,474       17,250 C10         116,138
                                                                              (12,474)C14
                                                   ---------   ---------    ---------          ----------
                                                   $ 267,421   $  45,594    $  15,936          $  328,951
                                                   =========   =========    =========          ==========


      See Notes to Pro Forma Condensed Consolidated Financial Statements.

                               IMCO RECYCLING INC.
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


A.     PRO FORMA ADJUSTMENTS FOR THE IMSAMET ACQUISITION

       In January 1997, the Company acquired all of the outstanding capital stock of IMSAMET, a wholly owned subsidiary of EnviroSource, Inc., for approximately $58,000,000 in cash, not including acquisition costs. The purchase price was funded through borrowings under the Company's long-term senior debt facility agreement (the "Credit Agreement"). The acquisition was accounted for using the purchase method of accounting. The pro forma adjustments to the historical statement of earnings to reflect the IMSAMET acquisition as if it had been consummated on January 1, 1996 are as follows:

       A1. To reverse management fees charged to IMSAMET by its former parent.

       A2. To reflect additional depreciation expense based on the fair value of the assets acquired. Pro forma depreciation is computed on a straight-line basis over the estimated useful lives of the assets acquired.

       A3. To eliminate expenses related to the IMSAMET corporate office, which would not have been incurred.

       A4. To record the net increase in amortization expense resulting from goodwill acquired and from debt issuance costs incurred to obtain the Credit Agreement. Goodwill is amortized on a straight-line basis over a 40 year life, and debt issuance costs are amortized over the seven- year term of the Credit Agreement.

       A5. To adjust interest expense to (i) eliminate interest expense on the existing debt of the Company which was retired ($3,120,000), (ii) eliminate interest expense incurred by IMSAMET on debt to its former parent ($1,533,000), and (iii) record interest expense on borrowings under the Credit Agreement ($7,927,000). Pro forma interest expense on borrowings under the Credit Agreement was computed using the applicable LIBOR rate plus 1.5%. An increase of .125% in the assumed interest rate would increase pro forma interest expense related to the IMSAMET acquisition by $138,000 for the year ended December 31, 1996.

       A6. To adjust income tax expense based on the combined effective federal and state income tax rates.

       A7. To adjust minority interests related to additional depreciation expense.

                              IMCO RECYCLING INC.
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



B.     PRO FORMA ADJUSTMENTS FOR THE ROCK CREEK ACQUISITION

       In January 1997, the Company acquired, in a privately negotiated transaction, all of the outstanding capital stock of Rock Creek in exchange for 618,137 shares of the Company's common stock. The acquisition was accounted for using the purchase method of accounting. The pro forma adjustments to the historical statement of earnings to reflect the Rock Creek acquisition as if it had been consummated on January 1, 1996 are as follows:

       B1. To eliminate sales and cost of sales for transactions between Rock Creek and the Company.

       B2. To adjust amortization expense for the goodwill acquired. Goodwill is amortized on a straight-line basis over a 40 year life.

       B3. To adjust income tax expense based on the combined effective federal and state income tax rates.

       B4. To reflect the issuance of 618,137 shares of the Company's common stock in the transaction.

C.     PRO FORMA ADJUSTMENTS FOR THE ALCHEM ACQUISITION

       In September 1997, the Company announced that it had entered into a non-binding letter of intent to acquire, in a privately negotiated transaction, all of the capital stock of Alchem in exchange for cash and 1,208,339 shares of common stock. The amount of cash to be paid will be determined by deducting the aggregate amount of Alchem's obligations for borrowed money outstanding as of the closing date of the acquisition from $26,250,000. At June 30, 1997, the amount of Alchem's indebtedness for borrowed money outstanding was $12,942,000. Assuming that such amount of Alchem indebtedness is outstanding at the closing date, the total cash to be paid by the Company to Alchem would be $13,308,000.
       The cash portion of the acquisition price and the repayment of Alchem's indebtedness is assumed to be funded by borrowings under the proposed $175 million reducing revolving credit facility ("Reducing Revolving Facility"). The acquisition, which is expected to close in November 1997, will be accounted for using the purchase method of accounting. The pro forma adjustments to the historical financial statements for the pending Alchem Acquisition are as follows:

       C1. To adjust cost of sales to conform Alchem's accounting policy for inventory (LIFO) to a method approximating the Company's accounting policy (average cost).

       C2. To eliminate the results of Alchem's operations for the two months ended December 31, 1996 to conform with the Company's interim accounting period.

                               IMCO RECYCLING INC.
                      NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


       C3. To eliminate sales and cost of sales for transactions between Alchem and the Company and Rock Creek.

       C4. To reflect additional depreciation expense based on the fair value of the assets acquired. Pro forma depreciation is computed on a straight-line basis over the estimated useful lives of the assets acquired.

       C5. To adjust amortization expense for the goodwill acquired and Alchem's debt issuance costs written-off. Goodwill is amortized on a straight-line basis over a 40 year life.

       C6. To record the net increase in interest expense due to assumed borrowings of $26,250,000 under the Reducing Revolving Facility using the applicable LIBOR rate plus 1.5%, less interest expense on the Alchem indebtedness retired. An increase of .125% in the assumed interest rate would increase pro forma interest expense related to the Alchem Acquisition by $32,000 and $16,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

       C7. To adjust income tax expense based on the combined effective federal and state income tax rates.

       C8. To record borrowings of $26,250,000 under the Reducing Revolving Facility to fund the cash portion of the purchase price and repayment of Alchem's indebtedness.

       C9. To reclassify the current portion of borrowings under the Credit Agreement to long-term pursuant to the proposed terms of the Reducing Revolving Facility.

       C10. To record the acquisition of the capital stock of Alchem for 1,208,339 shares of the Company's common stock and $13,308,000 in cash. The shares of common stock to be issued were valued at $19.0344 per share (which is the average closing price for the Company's common stock for the 20 consecutive trading days preceding September 15, 1997, the date of the letter of intent), less a 25% discount to reflect the contractual restrictions on the resale of such shares. The actual amount of cash to be paid will be determined by subtracting Alchem's actual outstanding obligations for borrowed money at the date of closing from $26,250,000.

       C11.      To record the repayment of the Alchem indebtedness.

       C12. To eliminate accounts receivable and accounts payable between Alchem and the Company.

       C13. To record the accrual of severance pay, deferred income taxes and other merger related costs.

                              IMCO RECYCLING INC.
                  NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS




       C14. To adjust assets and liabilities under the purchase method of accounting based on the Company's purchase price. The Company's purchase price has been allocated to the consolidated assets and liabilities of Alchem based on preliminary estimates of fair values with the remaining purchase price allocated to goodwill. The information presented herein may differ from the actual purchase price allocation.

                 The preliminary allocation of the purchase price included in the pro forma balance sheet is summarized as follows (in thousands):

                      Working capital                      $ 14,891
                      Property and equipment                 12,114
                      Goodwill                               12,323
                      Other noncurrent assets                 4,717
                      Noncurrent liabilities                (13,487)
                                                           --------
                      Total                                $ 30,558
                                                           ========

       C15. To eliminate Alchem's investment and the Company's minority interest in the joint venture for the Coldwater, Michigan aluminum recycling plant.

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                     DESCRIPTION
--------------------------------------------------------------------------------
** 10.1 Letter of Intent dated September 15, 1997, by and between IMCO Recycling, Inc. and Alchem Aluminum, Inc.

** 10.2          Amendment to Letter of Intent dated September 29, 1997.

 * 23.1          Consent of Arthur Andersen LLP.

---------------------
*   FILED HEREWITH.
**  PREVIOUSLY FILED.